EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Owens & Minor, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-32497) on Form S-8 of Owens & Minor, Inc. of our report dated June 11, 2004, relating to the statements of assets available for benefits of the Owens & Minor 401(k) Savings and Retirement Plan as of December 31, 2003 and 2002, and the related statements of changes in assets available for benefits for the years then ended, which report is included in this annual report on Form 11-K.

/s/ KPMG, LLP

Richmond, Virginia

June 24, 2004